UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2013 (December 18, 2013)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A.	Acquisition of Open-Air Center

On December 19, 2013, Glimcher Properties Limited Partnership (“Purchaser”), an affiliate of Glimcher Realty Trust (the “Registrant”), announced the completion of its acquisition of Arbor Hills, an open-air center (the “Property”) located in Ann Arbor, Michigan. The transaction is evidenced by a Membership Interest Purchase and Sale Agreement (the “Purchase Agreement”) between the Purchaser and two (2) unaffiliated entities (each, collectively, “Seller”) under which the Purchaser agreed to acquire ninety-three percent (93%) of the membership interests from Seller in a Delaware limited liability company (the “Company”) for $52,550,000 of which approximately $50,300,000 was paid in cash and the remainder in the form of operating partnership units of the Purchaser (the “Purchase Amount”). The Company is the fee owner of the Property. A portion of the Purchase Amount also funds Purchaser’s acquisition of tax incremental financing credits attributable to the Property.

Pursuant to the terms of the Purchase Agreement, the Company will serve as a joint venture vehicle in which Purchaser, or an affiliate of it, shall hold a 93% interest and affiliates of Seller shall hold the remaining joint venture interests. The Purchase Agreement contains other terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature. Other than the transactions described herein, neither Purchaser nor any of its affiliates has any other material relationship with Seller. A copy of the press release announcing the transaction described above is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

B.	Mortgage Loan Financing Transaction

On December 18, 2013 (the “Effective Date”), AHC Washtenaw, LLC (“AHC”), an affiliate of the Registrant and the Purchaser as well as a wholly-owned subsidiary of the Company, executed a promissory note (the “Note”) under which AHC borrowed Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000) (the “Loan”) from Security Life of Denver Insurance Company (the “Lender”). The Loan is represented by the aforementioned Note and secured by a first mortgage lien and an assignment of rents and leases for the Property. The mortgage and assignment are evidenced by a Mortgage and Assignment of Rents and Leases, each dated as of the Effective Date. The Loan proceeds were used by AHC, at the direction of and on behalf of Purchaser, to pay a portion of the Purchase Amount.

Under the Note, the Loan has a fixed interest rate of 4.27% per annum and a maturity date of January 1, 2047 (the “Maturity Date”), however, the Lender may exercise its option under the Note to call the loan as described below. AHC shall make monthly payments of interest only in arrears commencing February 1, 2014 through and including January 1, 2017. Additionally, AHC shall make an annual principal payment of $1,000 each January 1st beginning on January 1, 2015 through and including January 1, 2017. AHC shall make monthly payments of principal and interest commencing February 1, 2017 up to and including the Maturity Date.

The entire amount of the outstanding and unpaid principal and accrued interest for the Loan will be due and payable on the Maturity Date unless the Lender, in its sole discretion and only following at least six (6) months’ prior written notice to AHC, calls for repayment of the Loan and accelerates the Maturity Date to one of the following dates: (i) January 1, 2026, (ii) January 1, 2031, (iii) January 1, 2036, (iv) January 1, 2041, or (v) January 1, 2046 (each, a “Call Date”). The Note permits AHC to prepay, in full, the outstanding principal portion of the Loan on or after January 1, 2015, and on any installment payment date thereafter, subject to AHC providing sixty (60) days’ written notice to Lender and paying a prepayment premium. Under the Note, no prepayment premium is due or payable if AHC elects to prepay the outstanding principal portion of the Loan in its entirety at any time within thirty (30) days’ prior to the Maturity Date or any Call Date provided AHC gives the Lender at least fifteen (15) days’ prior written notice of such prepayment. The Note contains default provisions customary and typical for commercial mortage loans of this nature that allow the Lender to accelerate repayment of the outstanding amount of the Loan and foreclose on the mortgage encumbering the Property in the event a default remains uncured. The Note, Mortgage, and Assignment of Rents and Leases contain other terms, conditions, and representations that are customary and typical for commercial mortage loans of this nature.

As part of the Loan transaction, AHC and Purchaser executed an Environmental Indemnification Agreement, dated as of the Effective Date, under which both AHC and Purchaser, jointly and severally, agreed to indemnify Lender against losses or costs to remediate damage to the Property caused by the presence or release of hazardous materials or violation of applicable environmental laws. Other than the transactions described herein, neither AHC nor any of its affiliates has any other material relationship with Lender.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of the Registrant, dated December 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: December 20, 2013	/s/ George A. Schmidt
George A. Schmidt
Executive Vice President, General Counsel & Secretary